Exhibit 99.1

FOR IMMEDIATE RELEASE:  March 9, 2017

Aspen Group Announces the Signing of a Letter of Intent to Acquire a Regionally Accredited University Based in California

NEW YORK, NY –March 9, 2017 - Aspen Group, Inc. (OTCQB: ASPU) (“Aspen”), a post-secondary education company, today announced the signing of a letter of intent to acquire a regionally accredited for-profit university based in California for a total purchase price of $9 million, payable with $4.5 million in Aspen common stock, $2.5 million in cash at closing (less the credit described in the next paragraph) and the remaining $2 million in the form of an 8% convertible note that matures over a two-year period after the closing. At the option of the holder, the note will convert at the market prices one year and two years from closing or be paid in cash.

Aspen agreed to lend $900,000 to a newly-formed entity controlled by the loan’s guarantor who owns 100% of the voting power of the regionally accredited for-profit university. The loan bears an interest rate of 8% per annum. If Aspen and the Guarantor enter into a definitive merger agreement within 60 days of the letter of intent, and if the merger is consummated by January 15, 2018, the principal amount of the loan and accrued interest will be credited against the merger consideration payable by Aspen. If the parties do not enter into a definitive merger agreement within 60 days, or if a definitive agreement is entered into but the merger does not close by January 15, 2018, and/or if either party exercises its right to terminate the definitive agreement, then the loan and accrued interest will become immediately due and payable. The definitive agreement, if executed, will be subject to an important financial contingency in addition to customary closing conditions. To fund the $900,000, Aspen is drawing that amount on its existing line of credit.

The Company will discuss this proposed transaction on its earnings conference call scheduled on Thursday, March 9, 2017, at 4:30 p.m. (ET).

“Acquiring a regionally accredited institution is key to executing our long-term vision of offering monthly payment plans to not just Registered Nurses, but to all college worthy adults,” said Chairman & CEO, Michael Mathews.

Conference Call:

The Aspen Group earnings conference call on Thursday, March 9, 2017, at 4:30 p.m. (ET) can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international).  Subsequent to the call, a transcript of the audiocast will be available from the Company’s website at ir.aspen.edu.

About Aspen Group, Inc.:

Aspen Group, Inc. is a post-secondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty - 57% of Aspen University’s faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159